As filed with the Securities and Exchange Commission on December 28, 2012

Registration Statement No.  333−

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JAVELIN MORTGAGE INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Maryland	45-5517523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Ocean Drive, Suite 201 Vero Beach, Florida	32963
(Address of Principal Executive Offices)	(Zip Code)

JAVELIN Mortgage Investment Corp. 2012 Stock Incentive Plan

(Full title of the plan)

Scott J. Ulm

Co-Chief Executive Officer

JAVELIN Mortgage Investment Corp.

3001 Ocean Drive, Suite 201

Vero Beach, Florida  32963

(Name and address of agent for service)

(772) 617-4340

(Telephone number, including area code, of agent for service)

With a copy to:

Bradley D. Houser

Akerman Senterfitt

One Southeast Third Avenue, 25th Floor

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
(Do not check if a small reporting company.)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	225,002 shares	$18.94	$4,261,538.00	$582.00

(1)

Represents the maximum number of shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable under the JAVELIN Mortgage Investment Corp. Stock Incentive Plan (the “Incentive Plan”) as of December 28, 2012. Pursuant to the Incentive Plan, the maximum number of shares of Common Stock reserved for the grant of awards thereunder is equal to 3.0% of the total issued and outstanding shares of Common Stock (on a fully diluted basis) at the time of the grant of the award (other than any shares of Common Stock issued or subject to awards made pursuant to the Incentive Plan). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Incentive Plan and shares that may become issuable under the Incentive Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low price per share of our common stock as reported on the NYSE on December 27, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the JAVELIN Mortgage Investment Corp. 2012 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated which we have filed with Commission:

(a)

Our Prospectus for our initial public offering, filed pursuant to Rule 424(b)(4) of the Securities Act on October 4, 2012;

(b)

Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2012 and September 30, 2012, filed on November 15, 2012;

(c)

Our Current Reports on Form 8-K, filed on November 8, 2012 and December 18, 2012; and

(d)

The description of our common stock included in our Registration Statement on Form 8-A, filed on September 28, 2012 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act“), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12(b) of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may by made or threatened to be made a party by reason of their services in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•

the director or officer actually received an improper personal benefit in money, property or services; or

•

in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•

a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•

any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.

 Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of JAVELIN Mortgage Investment Corp. (1)
3.2	Bylaws of JAVELIN Mortgage Investment Corp. (2)
5.1	Opinion of Akerman Senterfitt
10.1	JAVELIN Mortgage Investment Corp. 2012 Stock Incentive Plan (3)
23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature pages)

(1)

Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Company’s registration statement on Form S-11 (Registration No. 333-182536), filed with the SEC on September 24, 2012.

(2)

Incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s registration statement on Form S-11 (Registration No. 333-182536), filed with the SEC on August 9, 2012.

(3)

Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on November 15, 2012.

Item 9. Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida, on this 28th day of December, 2012.

JAVELIN MORTGAGE INVESTMENT CORP.

By: Scott J. Ulm

Name: Scott J. Ulm

Title:   Co-Chief Executive Officer, Chief Investment Officer, Head of Risk Management and Co-Vice Chairman, President and Director (Principal Executive Officer)

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Scott J. Ulm and Jeffrey J. Zimmer, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Scott J. Ulm	Co-Chief Executive Officer, Chief Investment Officer, Head of Risk Management and Co-Vice Chairman (Principal Executive Officer)	December 28, 2012
Scott J. Ulm

/s/ Jeffrey J. Zimmer	Co-Chief Executive Officer, President, Co-Vice Chairman and Secretary	December 28, 2012
Jeffrey J. Zimmer

/s/ James R. Mountain	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2012
James R. Mountain

/s/ Daniel C. Staton	Chairman of the Board of Directors	December 28, 2012
Daniel C. Staton

/s/ Marc H. Bell	Director	December 28, 2012
Marc H. Bell

/s/ Thomas K. Guba	Director	December 28, 2012
Thomas K. Guba

/s/ Stewart J. Paperin	Director	December 28, 2012
Stewart J. Paperin

/s/ John P. Hollihan, III	Director	December 28, 2012
John P. Hollihan, III

/s/ John C. Chrystal	Director	December 28, 2012
John C. Chrystal

/s/ Robert C. Hain	Director	December 28, 2012
Robert C. Hain